Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of U.S. Gold Corp. and Subsidiaries (the “Company”) on Form S-3 (File No. 333-262415 and 333-253165) of our report dated August 15, 2022, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of U.S. Gold Corp. and Subsidiaries as of April 30, 2022 and 2021 and for the each of the two years in the period ended April 30, 2022, which report is included in this Annual Report on Form 10-K of U.S. Gold Corp. and Subsidiaries for the year ended April 30, 2022.

/s/ Marcum llp

New York, NY
August 15, 2022